Performant Financial Corporation Announces Financial Results for Fourth Quarter and Full Year 2015

Livermore, Calif., February 25, 2015 - Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its fourth quarter ended December 31, 2015:

Fourth Quarter Financial Highlights

•	Total revenues of $41.1 million, compared to $39.7 million in the prior year period, up 3.4%

•	Net income of $2.2 million or $0.04 per diluted share, compared to a net loss of $(2.4) million, or $(0.05) per diluted share, in the prior year period

•	Adjusted EBITDA of $9.8 million, compared to $4.9 million in the prior year period

•	Adjusted net income of $4.0 million, or $0.08 per diluted share, compared to an adjusted net loss of $(0.2) million or $(0.00) per diluted share, respectively, in the prior year period

Full Year 2015 Financial Highlights

•	Total revenues of $159.4 million, compared to $195.4 million in the prior year period, down 18.4%

•	Net loss of $(1.8) million, or $(0.04) per diluted share, compared to net income of $9.4 million, or $0.19 per diluted share, in the prior year period

•	Adjusted EBITDA of $28.8 million, compared to $44.7 million in the prior year period

•	Adjusted net income of $6.6 million, or $0.13 per diluted share, compared to $15.3 million and $0.31 per diluted share, respectively, in the prior year period

“Although 2015 was another transitional period, we made aggressive expense management decisions and managed our business with the intent of maintaining a strong financial platform,” said Lisa Im, Performant's Chief Executive Officer.

Fourth Quarter 2015 Results

Student lending revenues in the fourth quarter were $32.8 million, an increase of 7.0% from $30.7 million in the prior year period. The U.S. Department of Education and Guaranty Agencies accounted for revenues of $9.7 million and $23.2 million, respectively, in the fourth quarter of 2015, compared to $13.7 million and $17.0 million in the prior year period. Student loan placement volume (defined below) during the quarter totaled $0.9 billion, compared to $1.7 billion in the prior year period. This figure reflects the lack of placements under our contract with the Department of Education, which expired in April 2015 and remains in a delayed re-bidding process.

Healthcare revenues in the fourth quarter were $4.3 million, up from $2.4 million in the prior year period. Medicare audit recovery revenues were $2.8 million in the fourth quarter, an increase of $1.3 million from the prior year period. Commercial healthcare clients contributed revenues of $1.5 million in the fourth quarter of 2015, an increase of $0.5 million from the prior year period.

Other revenues in the fourth quarter were $3.9 million, down from $6.6 million in the prior year period. This decrease is primarily due to a tax amnesty program conducted in the fourth quarter of 2014.

As of December 31, 2015, the Company had cash and cash equivalents of approximately $71.2 million.

Full Year 2015 Results

Revenues for the full year ended December 31, 2015 were $159.4 million, a decrease of 18.4% compared to $195.4 million in the prior year period.  Student Lending revenues declined 13.7% to $119.4 million from $138.3 million in 2014. Student Loan Placement Volume totaled $5.3 billion as compared to $6.7 billion in the prior year. Healthcare revenues declined 38.8% to $19.9 million from $32.5 million in the prior year. Other revenues declined 18.3% to $20.1 million from $24.6 million in the prior year

Net loss for the full year was $(1.8) million, or EPS of $(0.04) per share on a fully diluted basis, compared to net income of $9.4 million or EPS of $0.19 per share on a fully diluted basis in 2014. Adjusted EBITDA for 2015 was $28.8 million as compared to $44.7 million in 2014.   Adjusted net income for 2015 was $6.6 million, resulting in adjusted earnings per share of $0.13 on a fully diluted basis. This compares to adjusted net income of $15.3 million or $0.31 per fully diluted share in 2014.

Business Outlook

“The same challenges that we faced in 2015, including the suspension of placements from the Department of Education pending the contract re-bidding process, reduced student loan recovery fees and limited audit scope under the RAC contract during that contract transition process, have continued into 2016. We anticipate that 2016 will be softer than 2015 primarily due to the delayed impact on our revenues of reduced student loan placements in 2015. Further, even if we are successful in obtaining the outstanding contract awards there will be a several month implementation period before we would begin to see significant new revenues. As a result, we expect 2016 full year revenue to be in the range of $125 to $135 million,” concluded Im.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2015 results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

A replay of the call will be available on the Company's website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the passcode 13630175. The telephonic replay will be available approximately three hours after the call, through March 3, 2016.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for revenues in 2016. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, that our agreements with CMS and the Department of Education, two of our largest customers, are currently subject to rebidding processes, that we have not received student loan placements from the Department of Education since April, 2015 due to the long-delayed contract re-bidding process, that we have significant indebtedness and the uncertainties in our business could impact our ability to maintain long-term compliance with our debt covenants, that contract transition rules have significantly limited our activity under the existing RAC contract, that the amount of commissions we are required to return to CMS due to successful appeals by the provider could exceed our estimated appeals reserve, the high level of revenue concentration among the Company's four largest customers, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's quarterly report on Form 10-Q for the nine months ended September 30, 2015. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

Assets	December 31, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$71,182	$80,298
Trade accounts receivable, net of allowance for doubtful accounts of $386 and $32, respectively	17,965	15,047
Deferred income taxes	7,170	7,605
Prepaid expenses and other current assets	12,933	12,559
Income tax receivable	—	4,394
Debt issuance costs, current portion	1,078	986
Total current assets	110,328	120,889
Property, equipment, and leasehold improvements, net	25,515	27,647
Identifiable intangible assets, net	25,074	29,093
Goodwill	82,522	82,522
Debt issuance costs, net of current portion	1,038	2,456
Other assets	179	222
Total assets	$244,656	$262,829
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable	$9,076	$9,820
Accrued salaries and benefits	4,761	5,380
Accounts payable	929	1,370
Other current liabilities	5,615	8,452
Income taxes payable	895	—
Estimated liability for appeals	19,118	18,625
Net payable to client	14,400	12,110
Total current liabilities	54,794	55,757
Notes payable, net of current portion	85,182	101,975
Deferred income taxes	8,818	11,666
Other liabilities	2,006	2,259
Total liabilities	150,800	171,657
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at December 31, 2015 and 2014, respectively; issued and outstanding, 49,479 and 49,350 shares at December 31, 2015 and 2014, respectively	5	5
Additional paid-in capital	61,808	57,329
Retained earnings	32,043	33,838
Total stockholders’ equity	93,856	91,172
Total liabilities and stockholders’ equity	$244,656	$262,829

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$41,054	$39,695	$159,381	$195,378
Operating expenses:
Salaries and benefits	20,482	22,440	88,077	93,676
Other operating expenses	15,795	18,129	64,596	74,433
Total operating expenses	36,277	40,569	152,673	168,109
Income (loss) from operations	4,777	(874)	6,708	27,269
Interest expense	(2,089)	(2,406)	(8,889)	(10,171)
Interest income	—	1	—	1
Income (loss) before provision for (benefit from) income taxes	2,688	(3,279)	(2,181)	17,099
Provision for (benefit from) income taxes	493	(900)	(386)	7,699
Net income (loss)	$2,195	$(2,379)	$(1,795)	$9,400

Net income (loss) per share
Basic	$0.04	$(0.05)	$(0.04)	$0.19
Diluted	$0.04	$(0.05)	$(0.04)	$0.19
Weighted average shares
Basic	49,475	49,336	49,415	48,816
Diluted	50,123	49,336	49,415	49,834

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$(1,795)	$9,400
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of assets	(585)	33
Depreciation and amortization	13,368	12,450
Deferred income taxes	(2,413)	(1,703)
Stock-based compensation	5,009	3,707
Interest expense from debt issuance costs and amortization of discount note payable	1,242	1,177
Changes in operating assets and liabilities:
Trade accounts receivable	(2,918)	4,602
Prepaid expenses and other current assets	(374)	(8,159)
Income tax receivable	4,394	(4,394)
Other assets	174	57
Accrued salaries and benefits	(619)	(6,446)
Accounts payable	(441)	(1,013)
Other current liabilities	(2,339)	1,873
Income taxes payable	895	(103)
Deferred revenue	—	—
Estimated liability for appeals	493	3,342
Net payable to client	2,290	12,110
Other liabilities	319	933
Net cash provided by operating activities	16,700	27,866
Cash flows from investing activities:
Proceeds from sale of property, equipment, and leasehold improvements	1,268	—
Purchase of property, equipment, and leasehold improvements	(7,895)	(10,146)
Net cash used in investing activities	(6,627)	(10,146)
Cash flows from financing activities:
Repayment of notes payable	(17,537)	(21,509)
Debt issuance costs paid	—	(653)
Taxes paid related to net share settlement of stock awards	(90)	—
Proceeds from exercise of stock options	37	610
Income tax benefit (shortfall) from employee stock awards	(507)	3,221
Payment of purchase obligation	(1,123)	(1,000)
Net cash used in financing activities	(19,220)	(19,331)
Effect of foreign currency exchange rate changes on cash	31	—
Net increase (decrease) in cash and cash equivalents	(9,116)	(1,611)
Cash and cash equivalents at beginning of year	80,298	81,909
Cash and cash equivalents at end of year	$71,182	$80,298
Supplemental disclosures of cash flow information:
Cash paid (received) for income taxes	$(2,726)	$10,185
Cash paid for interest	$7,650	$8,978

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted Earnings Per Diluted Share:
Net income (loss)	$2,195	$(2,379)	$(1,795)	$9,400
Plus: Adjustment items per reconciliation of adjusted net income	1,793	2,135	8,363	5,865
Adjusted net income (loss)	$3,988	$(244)	$6,568	$15,265

Adjusted Earnings Per Diluted Share	$0.08	$—	$0.13	$0.31
Diluted avg shares outstanding (7)	50,123	49,336	50,032	49,834

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted EBITDA:
Net income (loss)	$2,195	$(2,379)	$(1,795)	$9,400
Provision for (benefit from) income taxes	493	(900)	(386)	7,699
Gain on sale of land (6)	—	—	(636)	—
Interest expense	2,089	2,406	8,889	10,171
Interest income	—	(1)	—	(1)
Transaction expenses (1)	—	1,276	3,270	1,276
Restructuring and other expenses (4)	149	—	1,079	—
Depreciation and amortization	3,274	3,392	13,368	12,450
Stock based compensation	1,611	1,086	5,009	3,707
Adjusted EBITDA	$9,811	$4,880	$28,798	$44,702

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Adjusted Net Income (Loss):
Net income (loss)	$2,195	$(2,379)	$(1,795)	$9,400
Gain on sale of land (6)	—	—	(636)	—
Transaction expenses (1)	—	1,276	3,270	1,276
Stock based compensation	1,611	1,086	5,009	3,707
Amortization of intangibles (2)	945	938	4,026	3,737
Deferred financing amortization costs (3)	285	259	1,191	1,055
Restructuring and other expenses (4)	149	—	1,079	—
Tax adjustments (5)	(1,197)	(1,424)	(5,576)	(3,910)
Adjusted Net Income (Loss) (7)	$3,988	$(244)	$6,568	$15,265

(1) Represents direct and incremental costs associated with expenses incurred in 2015 for a potential acquisition and related financing.
(2) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.

(3) Represents amortization of capitalized financing costs related to financing conducted in 2012 and costs related to the amendment of the terms of the note payable in 2014.
(4) Represents restructuring costs and severance and termination expenses incurred in connection with termination of employees and consultants in 2015.
(5) Represents tax adjustments assuming a marginal tax rate of 40%.
(6) Represents gain on the sale of land in San Angelo, TX in 2015.
(7) While net income (loss) for the twelve months ended December 31, 2015 reflects a net loss of $(1,795), the computation of adjusted net income results in adjusted net income of $6,568. Therefore, the calculation of the adjusted earnings per diluted share for the twelve months ended December 31, 2015 includes dilutive common share equivalents of 617 added to the basic weighted average shares of 49,415.